Ryan & Juraska LLP Certified Public Accountants 141 West Jackson Boulvard Chicago, Illinois 60604 Tel: 312.922.0062 Fax: 312.922.0672

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our Independent Auditor’s Report dated March 26, 2024 on our audit of the financial statements of Elm Partners Portfolio LLC as of and for the year ended December 31, 2023, which appears in the Statement of Additional Information of Elm Market Navigator ETF. We also consent to the use of our Independent Auditors’ Report to Apply Agreed Upon Procedures to the Schedule of Investments as of December 31, 2023, dated June 27, 2024, which also appears in the Statement of Additional Information of Elm Market Navigator ETF.

/s/ Ryan & Juraska LLP
Chicago, IL
September 27, 2024